UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 7, 2009
000-51562
Commission file number
AMERICAN COMMERCIAL LINES INC.
(Exact name of registrant as specified in its charter)

Delaware	75-3177794

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1701 E. Market Street, Jeffersonville, Indiana (Address of principal executive offices)	47130 (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Execution of New Credit Facility
On July 7, 2009, Commercial Barge Line Company (“CBLC”), a direct wholly owned subsidiary of American Commercial Lines Inc. (the “Company”) and certain of its direct wholly owned subsidiaries (together with CBLC, the “Borrowers”) entered into a new Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as administrative agent, collateral agent and security trustee, the lending institutions from time to time party thereto (the “Lenders”), Banc of America Securities LLC, Wachovia Capital Markets, LLC, UBS Securities LLC and Suntrust Robinson Humphrey, Inc., as joint lead arrangers, Banc of America Securities LLC, Wachovia Capital Markets, LLC, UBS Securities LLC and Suntrust Robinson Humphrey, Inc., as joint book runners, Wells Fargo Foothill, LLC, as syndication agent, and UBS Securities LLC, Suntrust Bank and RBS Business Capital, as co-documentation agents. The Credit Agreement consists of a first-lien senior secured four-year revolving credit facility (the “Credit Facility”) in an aggregate principal amount of up to $390,000,000, a portion of which is available for letters of credit and swingline loans for the Borrowers. The Credit Facility is guaranteed by the Company and will generally be guaranteed by its direct and indirect wholly owned domestic subsidiaries (together with the Company, the “Guarantors”) and is secured by substantially all of the assets of the Borrowers and Guarantors. The Credit Agreement replaces the Company’s existing revolving credit facility described in item 1.02 of this Current Report on Form 8-K. The material terms of the Credit Agreement include the following:
     Maturity. The Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on July 7, 2013.
     Interest Rate and Fees. Outstanding borrowings under the Credit Agreement will accrue interest at an annual rate of interest equal to (i) LIBOR plus the applicable spread, as described below, or (ii) a base rate plus the applicable spread, as described below. The base rate is the greater of the prime rate publicly announced by the Bank of America, N.A., the federal funds rate plus 0.50% and LIBOR for a one month interest period plus 1.00%. The applicable spread will be the percentage described in the following chart based upon the unused availability under the Credit Facility:

		Base Rate	LIBOR
Tier	Unused Availability	Loans	Loans
1	Greater than or equal to $175,000,000	2.75%	3.75%
2	Greater than or equal to $75,000,000 and less than $175,000,000	3.00%	4.00%
3	Less than $75,000,000	3.25%	4.25%
Until July 7, 2010, the applicable spread shall be determined as if Level 2 were applicable and, thereafter, shall be subject to increase or decrease based on the borrowing base reported each month (and during a cash dominion period, each week) in accordance with the Credit Agreement, which change shall be effective on the day of receipt. If any such borrowing base report has not been received within one day of the due date, then the applicable spread shall be determined as if Level 3 were applicable, from such day until the day of actual receipt. If an event of default exists at the time any reduction in the applicable spread is to be implemented, such reduction shall not occur until the first day of the calendar month following the date on which such event of default is no longer continuing.
     Mandatory Prepayments. If at any time the Borrowers’ outstanding borrowings under the Credit Agreement (including outstanding letters of credit and swingline loans) exceed the borrowing base as in effect at such time, the Company will be required to prepay an amount equal to such excess. Subject to certain conditions and exceptions, the Company will be required to prepay outstanding amounts under the Credit Agreement in an amount equal to 100% of the net proceeds from dispositions of assets, issuance of debt and insurance proceeds or condemnation awards, unless with respect to insurance proceeds and sale proceeds of obsolete equipment such proceeds are reinvested within 180 days in accordance with the terms and conditions specified in the Credit Agreement. Such mandatory prepayments will not permanently reduce the available commitments under the Credit Agreement.
     Voluntary Prepayments. Subject to certain conditions and restrictions, the Credit Agreement will allow us to voluntarily reduce the amount of the revolving commitments and to prepay the loans.
     Covenants. The Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict the ability of the Borrowers and Guarantors to: create liens and encumbrances; incur debt; merge, dissolve, liquidate or consolidate; make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of the Company’s capital stock; amend material documents; change the nature of the Company’s business; make certain payments of debt; engage in certain transactions with affiliates; and enter into sale/leaseback or hedging transactions, in each case, subject to certain qualifications and exceptions.
     Financial Covenants. At any time that availability under the Credit Agreement is less than the greater of 17.5% of the borrowing base and $50 million, the Company will be required to maintain a first lien leverage ratio of no greater than 3.0 to 1.0 (declining according to a fixed schedule to 2.0 to 1.0) and a minimum fixed charge coverage ratio of 1.1 to 1.0 until such time as availability under the Credit Agreement is greater than or equal to the greater of 17.5% of the borrowing base and $50 million for 45 consecutive calendar days.
     Cash Dominion. At any time that availability under the Credit Agreement is less than the greater of 20% of the borrowing base and $50 million for five consecutive business days (and until such time as availability under the Credit Agreement is greater than or equal to the greater of 20% of the borrowing base and $50 million for 45 consecutive calendar days), amounts in any deposit account will be transferred daily into a blocked account held by the Administrative Agent and applied to reduce the outstanding amounts under the Credit Agreement.
     Events of Default. The Credit Agreement contains customary events of default such as non-payment of obligations under the Credit Agreement, violation of affirmative and negative covenants, material inaccuracy of representations, defaults under other material debt, bankruptcy, ERISA and judgment defaults, invalidity of the credit documents (or the Company’s assertion of any such invalidity), change of control and loss of lien perfection or priority.
The foregoing description of the Credit Agreement is summary in nature and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed with the Company’s next periodic report.
Closing of Private Placement of Senior Secured Second Lien Notes Due 2017
On July 7, 2009, CBLC entered into an Indenture, dated as of July 7, 2009 (the “Indenture”), by and among CBLC, the guarantors named therein (which include American Commercial Lines Inc. and certain of our direct wholly owned subsidiaries (the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), pursuant to which CBLC issued $200 million in aggregate principal amount of its 12 1/2 % Senior Secured Notes due 2017 (the “Notes”).
CBLC sold the Notes at an offering price of 95.181% of the principal amount of the Notes in an offering exempt from the registration requirements of the Securities Act of 1933 for gross proceeds of approximately $190 million. The closing of the sale took place on July 7, 2009. CBLC used the proceeds of the offering, together with borrowings under the Credit Agreement, to repay its existing senior secured credit facility, to pay related fees and expenses and for general corporate purposes.
The Notes accrue interest at a rate of 12 1/2 % per year from July 7, 2009. Interest is payable semi-annually in cash in arrears on January 15 and July 15 of each year, commencing on January 15, 2010. The Notes will mature on July 15, 2017.

CBLC may redeem some or all of the Notes, at any time before July 15, 2013, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. CBLC may redeem some or all of the Notes, at any time on or after July 15, 2013, at specified redemption prices declining from 106.250% to 100% of their principal amount. In addition, before July 15, 2012, CBLC may redeem up to 35% of the aggregate principal amount of the Notes at a redemption price of 112.50% of their principal amount with the net cash proceeds of certain equity offerings. If CBLC undergoes certain kinds of changes of control, or sells certain of its assets or incurs certain events of loss and does not either (1) apply the net sale or net loss proceeds to repay indebtedness under CBLC’s Credit Agreement in the case of collateral, or other debt in the case of the sale of assets that are not collateral, or (2) reinvest the net sale proceeds in its assets or business, as described in the Indenture, CBLC may be required to offer to purchase Notes from holders at 101% of their principal amount, in the case of a change of control, or 100% of their principal amount, in the case of a sale of assets or an event of loss. Accrued and unpaid interest on the Notes would also be payable in each of the foregoing events of redemption or purchase.
Repayment of the Notes may be accelerated upon the occurrence of events of default specified in the Indenture, as described in Item 2.03 of this report, which description is incorporated by reference in this Item 1.01.
The Notes are CBLC’s general senior obligations and rank equally in right of payment with all of CBLC’s existing and future senior indebtedness, including amounts outstanding from time to time under CBLC’s Credit Agreement. The Notes are guaranteed on a senior secured basis by American Commercial Lines Inc. and the following direct wholly owned subsidiaries of CBLC: American Commercial Lines LLC, ACL Transportation Services LLC and Jeffboat LLC. The guarantees are the guarantors’ general senior obligations and rank equally in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness.
The Notes and guarantees will be secured on a second priority basis by all of the assets of CBLC and guarantors that secure our obligations under the Credit Agreement, including all of our and the guarantors’ present and future assets located in the United States, including equipment, fixtures, owned real property interests, intellectual property, including trade names, present and future receivables and inventory and related general intangibles and all present and future shares of capital stock or other equity interests of each of our and each guarantor’s directly owned domestic subsidiaries and up to 65% of the future shares of capital stock or other equity interests of each of our and each guarantor’s future directly owned foreign subsidiaries, in each case subject to certain exclusions and customary permitted liens. This second priority lien is subject to a first priority lien securing the Credit Agreement. The liens on the collateral may be released without the consent of the holders of notes if collateral is disposed of in a transaction that complies with the Indenture and related security documents or in accordance with the provisions of an intercreditor agreement that was entered into relating to the collateral securing the Notes and the Credit Agreement.
The Indenture contains certain covenants that, among other things, limit American Commercial Lines’ and CBLC’s ability, and the ability of restricted subsidiaries, to incur additional indebtedness, create liens, sell assets, engage in transactions with affiliates, enter into capital sale-leaseback transactions, create restrictions on dividend and other payments from subsidiaries, engage in a merger, sale or consolidation transaction and engage in certain business activities. In addition, the indenture contains a covenant that limits the ability of CBLC and its restricted subsidiaries to make restricted payments, such as dividends, distributions, and investments, among other things. All of the covenants are subject to a number of important qualifications and exceptions under the Indenture. The Indenture does not contain any financial maintenance covenants.
Pursuant to a registration rights agreement executed as part of the offering, CBLC and the guarantors have agreed (1) to use their best efforts to consummate an exchange offer and (2) if required, to have a shelf registration statement declared effective with respect to resales of the notes. If CBLC and the Guarantors fail to satisfy their obligations under the registration rights agreement, they will be required to pay additional interest to the holders of the notes under certain circumstances.
The foregoing summary of the terms of the Indenture and the Notes is qualified in its entirety by reference to the text of the Indenture (including the form of Global Note thereunder).

ITEM 1.02 TERMINATION OF MATERIAL DEFINITIVE AGREEMENT
On July 7, 2009, the Company entered into the Credit Facility and the Credit Agreement and consequently replaced its existing revolving credit agreement, dated as of April 27, 2007 (as amended, modified or supplemented from time to time, the “Existing Credit Agreement”), by and among American Commercial Lines LLC, Jeffboat LLC and ACL Transportation Services LLC, each a wholly owned indirect subsidiary of the Company and collectively, the “Obligated Parties”), Wells Fargo Bank, National Association as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, Fortis Capital Corp. and Bank of America, N.A. (as successor to La Salle Bank National Association) as co-documentation agents, and the financial institutions party thereto from time to time.
As of the date hereof, the Existing Credit Agreement provided for borrowing of up to $475 million, which would be reduced to a maximum of $450 million on December 31, 2009 and $400 million on December 31, 2010. The Existing Credit Agreement was scheduled to expire on March 31, 2011.
Borrowings made pursuant to the Existing Credit Agreement bore interest at a spread on LIBOR and base rate loans of 550 basis points and 450 basis points respectively, with 50 basis point increases each six months after February 20, 2009, and provide for a minimum rate of 3% and 5% on LIBOR and the base rate respectively. The minimum LIBOR borrowing rate under the Existing Credit Agreement would have been 9% as of August 20, 2009 , 9.5% as of February 20, 2010, 10% as of August 20, 2010 and 10.5% as of February 20, 2011.
In connection with the Company’s execution of the Credit Agreement, all indebtedness of the Obligated Parties outstanding under the Existing Credit Agreement has been paid in full, outstanding letters of credit thereunder terminated (other than with respect to existing letters of credit converted into letters of credit under the Credit Agreement), all commitments were terminated, and the liens heretofore granted by any Obligated Party under the Existing Credit Agreement were terminated and released. The Company does not anticipate incurring any material early termination penalties.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT
The information set forth under Item 1.01 of this report is incorporated by reference in this Item 2.03.
Upon the closing of the sale of the Notes, CBLC became obligated as issuer of $200 million aggregate principal amount of secured senior indebtedness under the Notes. The Notes are guaranteed on a senior secured basis by the Guarantors. The Trustee or holders of at least 25% in principal amount of the outstanding Notes can declare 100% of the principal of, premium, if any, and accrued and unpaid interest on all the Notes to be due and payable immediately if specified events of default occur and are continuing. Events of default include, with certain specified exceptions and qualifications, the following events: the failure to pay the principal of any Note when due and payable at its stated maturity or upon acceleration, redemption or otherwise; the failure to make payment of interest on any Note when due and payable; a default in the performance of or breaches of other provisions of the Indenture or any collateral agreement or under the Notes; a default on certain other outstanding indebtedness or a failure to discharge certain judgments; certain events of bankruptcy, insolvency or reorganization relating to CBLC or any significant subsidiary; the failure of certain guarantees to be in full force and effect or the denial by a guarantor of its obligations under its guarantee; and the failure of any agreement with respect to the assets securing the Notes as collateral to cease to be in full force and effect with respect to a material portion of such collateral, or to cease to give the collateral agent for the benefit of the holders of the Notes the liens, rights, powers and privileges in any material portion of such collateral. Upon the occurrence of any of the foregoing events of bankruptcy, insolvency or reorganization, payment under the Notes will become immediately due and payable without any act on the part of the Trustee or any holder of the Notes.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.

Exhibit
Number	Description
99.1	Press Release dated July 7, 2009

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
Date: July 13, 2009	By:	/s/ Dawn R. Landry
Dawn R. Landry
Senior Vice President General Counsel & Corporate Secretary

EXHIBIT INDEX
Exhibit 99.1       Press Release dated July 7, 2009